Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 8, 2022, with respect to the financial statements of Biofrontera Inc. contained in the Prospectus Supplement dated April 8, 2022, which is part of this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

April 8, 2022